EXHIBIT 2.1

AGREEMENT

CONCERNING THE EXCHANGE OF SECURITIES

BY AND AMONG

TECHS LOANSTAR, INC.

AND

ZENZUU USA, INC. AND
THE SECURITY HOLDERS OF ZENZUU USA, Inc.

i

3.15	Full Disclosure	6
3.16	Assets	7
3.17	Material Contracts	7
3.18	Indemnification	7
3.19	Bulletin Board Trading Status	7

ARTICLE IV – Covenants Prior to the Closing Date		8

4.1	Investigative Rights	8
4.2	Conduct of Business	8
4.3	Confidential Information	8
4.4	Notice of Non-Compliance	8

ARTICLE V – Conditions Precedent to TCLN ’s Performance		8

5.1	Conditions	8
5.2	Accuracy of Representations	8
5.3	Performance	9
5.4	Absence of Litigation	9
5.5	Officer’s Certificate	9

ARTICLE VI – Conditions Precedent to ZZUSA’s Performance		9

6.1	Conditions	9
6.2	Accuracy of Representations	9
6.3	Performance	9
6.4	Absence of Litigation	9
6.5	Officer’s Certificate	10
6.6	Payment of Liabilities	10
6.7	Director of TCLN	10
6.8	Officers of TCLN	10
6.9	Cancellation of TCLN Common Stock	10

ARTICLE VII – Closing		10

7.1	Closing	10

ARTICLE VIII – Covenants Subsequent to the Closing Date		10

8.1	Registration and Listing	11

ARTICLE IX – Miscellaneous		11

9.1	Captions and Headings	11
9.2	No Oral Change	11
9.3	Non-Waiver	11
9.4	Time of Essence	11
9.5	Entire Agreement	11
9.6	Choice of Law	11
9.7	Counterparts	11
9.8	Notices	11

ii

9.9	Binding Effect	12
9.10	Mutual Cooperation	12
9.11	Announcements	12
9.12	Expenses	12
9.13	Survival of Representations and Warranties	12
9.14	Exhibits	12
9.15	Termination, Amendment and Waiver	12

EXHIBITS

	Allocation of Securities	Exhibit 1.1
	Subscription Agreement	Exhibit 1.2
	Financial Statements of ZZUSA	Exhibit 2.5
	Material Contracts of ZZUSA	Exhibit 2.17
	Financial Statements of TCLN	Exhibit 3.5

iii

AGREEMENT

THIS AGREEMENT (“Agreement”) is made this 10th day of February, 2010, by and between Techs Loanstar, Inc., a Nevada corporation (“TCLN ”), ZenZuu USA, Inc., a Nevada corporation (“ZZUSA”), and the security holders of ZZUSA (the “ZZUSA Security Holders”) who are listed on Exhibit 1.1 hereto and have executed Subscription Agreements in the form attached in Exhibit 1.2, hereto.

WHEREAS, TCLN is a publicly-owned Nevada corporation with 40,400,000 shares of common stock, par value $0.001 per share, issued and outstanding and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “TCLN”.

WHEREAS, TCLN desires to acquire all of the issued and outstanding common stock of ZZUSA from the ZZUSA Security Holders in exchange for newly issued unregistered shares of common stock of TCLN ;

WHEREAS, all of the ZZUSA Security Holders, by execution of Exhibit 1.2 hereto, agree to exchange all 46,750 common shares they hold in ZZUSA for 25,000,000 common shares of TCLN .

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations contained herein, the parties hereto agree as follows:

ARTICLE I

Exchange of Securities

1.1           Issuance of Securities. Subject to the terms and conditions of this Agreement, TCLN  agrees to issue and exchange 25,000,000 fully paid and non-assessable unregistered shares of TCLN ’s $.001 par value common stock (the “TCLN  Shares”) for all 46,750 issued and outstanding shares of the $.001 par value common stock of ZZUSA (the “ZZUSA Shares”) held by the ZZUSA Security Holders.  All TCLN Shares will be issued directly to the ZZUSA Security Holders on the date the transaction contemplated by this Agreement closes (the “Closing Date”), pursuant to the schedule set forth in Exhibit 1.1.

1.2           Exemption from Registration. The parties hereto intend that all TCLN common stock to be issued to the ZZUSA Security Holders shall be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) and/or Regulation D of the Act and rules and regulations promulgated thereunder.  In furtherance thereof, each of the ZZUSA Security Holders will execute and deliver to TCLN on the Closing Date their consent to this Agreement set forth in Exhibit 1.2 hereto.

1.3           TCLN Common Stock Outstanding. TCLN has 40,400,000 shares currently outstanding. On the Closing Date, Gary Pizzacalla shall retire 28,000,000 shares to Treasury Stock. Accordingly, following the closing of the Agreement, TCLN shall have a total of 37,400,000 shares outstanding, comprised of 25,000,000 shares (66.8% of the total shares outstanding) held by the ZZUSA Security Holders and 12,400,000 shares (33.2% of the total shares outstanding) retained by the original TCLN stockholders.

ARTICLE II

Representations and Warranties of ZZUSA

ZZUSA hereby represents and warrants to TCLN that:

2.1           Organization. ZZUSA is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to own its properties and to carry on its business as now owned and operated by it, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

2.2           Capital. The authorized capital stock of ZZUSA consists of 75,000,000 authorized shares of $.001par value common stock, of which 46,750 shares of common stock are outstanding.  There are no authorized shares of preferred stock.  All of the outstanding common stock of ZZUSA is duly and validly issued, fully paid and non-assessable.  There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities (except as provided in Section 1.3, above) or other agreements or commitments obligating ZZUSA to issue any additional shares of its capital stock of any class, other than those itemized on Schedule 2.2.

2.3           Subsidiaries. ZZUSA does not have any subsidiaries or own any interest in any other enterprise.

2.4           Directors and Officers. The names and titles of the directors and officers of ZZUSA as of the date of this Agreement are as follows:

Name	Position
Henry Fong	Chief Executive Officer and Director
Barry Hollander	Chief Financial Officer and Director

2.5           Financial Statements. Exhibit 2.5 hereto consists of the audited financial statements of ZZUSA for the year ended May 31, 2009, and the unaudited financial statements for the six months ended November 30, 2009 (together, the “ZZUSA Financial Statements”). The ZZUSA Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by ZZUSA throughout the periods indicated, and fairly present the financial position of ZZUSA as of the dates of the balance sheets included in the ZZUSA Financial Statements and the results of operations for the periods indicated.  There are no material omissions or non-disclosures in the ZZUSA Financial Statements.

2.6           Absence of Changes. Since November 30, 2009, there has not been any material change in the financial condition or operations of ZZUSA, except as contemplated by this Agreement and the notes issued or to be issued per Section 1.3 herein.  As used throughout this Agreement, “material” means:  Any change or effect (or development that, insofar as can be reasonably foreseen, is likely to result in any change or effect) that causes substantial increase or diminution in the business, properties, assets, condition (financial or otherwise) or results of operations of a party.  Taken as a whole, material change shall not include changes in national or international economic conditions or industry conditions generally; changes or possible changes in statutes and regulations applicable to a party; or the loss of employees, customers or suppliers by a party as a direct or indirect consequence of any announcement relating to this transaction.

2.7           Absence of Undisclosed Liabilities. As of November 30, 2009, ZZUSA did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the ZZUSA Financial Statements.

2.8           Tax Returns. Except for the items on Schedule 2.8,  ZZUSA has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable. The provisions for taxes, if any, reflected in Exhibit 2.5 are adequate for the periods indicated.  There are no present disputes as to taxes of any nature payable by ZZUSA.

2.9           Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, TCLN , its legal counsel and accountants shall have the opportunity to meet with ZZUSA’s accountants and attorneys to discuss the financial condition of ZZUSA during reasonable business hours and in a manner that does not interfere with the normal operation of ZZUSA’s business.  ZZUSA shall make available to TCLN all books and records of ZZUSA, provided, however, that ZZUSA will be under no obligation to provide any information subject to confidentiality provisions or waive any privilege associated with any such information.

2.10           Intellectual Property Rights. ZZUSA owns or has the right to use all trademarks, service marks, trade names, copyrights and patents material to its business, including the ZenZuu social networking database.

2.11           Compliance with Laws. To the best of ZZUSA’s knowledge, ZZUSA has complied with, and is not in violation of, applicable federal, state or local statutes, laws and regulations, including federal and state securities laws, except where such non-compliance would not have a material adverse impact upon its business or properties.

2.12           Litigation. ZZUSA is not a defendant in any suit, action, arbitration or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of ZZUSA, threatened against or affecting ZZUSA or its business, assets or financial condition, except as disclosed in Exhibit 2.12.  ZZUSA is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  ZZUSA is not engaged in any material litigation to recover monies due to it.

2.13           Authority. The Board of Directors of ZZUSA has authorized the execution of this Agreement and the consummation of the transactions contemplated herein, and ZZUSA has full power and authority to execute, deliver and perform this Agreement, and this Agreement is a legal, valid and binding obligation of ZZUSA and is enforceable in accordance with its terms and conditions.  By execution of Exhibit 1.2, all of the ZZUSA Security Holders have agreed to and have approved the terms of this Agreement.

2.14           Ability to Carry Out Obligations. To the best of ZZUSA’s knowledge, the execution and delivery of this Agreement by ZZUSA and the performance by ZZUSA of its obligations hereunder in the time and manner contemplated will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw, or other agreement or instrument to which ZZUSA is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of ZZUSA, or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of ZZUSA.

2.15           Full Disclosure. None of the representations and warranties made by ZZUSA herein or in any exhibit, certificate or memorandum furnished or to be furnished by ZZUSA, or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

2.16           Assets. ZZUSA’s assets are fully included in Exhibit 2.5 and are not subject to any claims or encumbrances except as indicated in Exhibit 2.5.

2.17           Material Contracts.  All of ZZUSA’s material contracts, including its exclusive ten-year U.S. license to the ZenZuu social networking database, are attached as Exhibit 2.17.

           2.18           Indemnification. ZZUSA agrees to indemnify, defend and hold TCLN and TCLN ’s officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against TCLN which arise out of, or result from (i) any breach by ZZUSA in performing any of its covenants or agreements under this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by ZZUSA under this Agreement, (ii) a failure of any representation or warranty in this Article II or (iii) any untrue statement made by ZZUSA in this Agreement.

2.19           Criminal or Civil Acts. For the period of five years prior to the execution of this Agreement, no executive officer, director or principal stockholder of ZZUSA has been convicted of a felony crime, filed for personal bankruptcy, been the subject of a Commission or NASD (FINRA) judgment or decree, or is currently the subject to any investigation in connection with a felony crime or Commission or NASD proceeding.

2.20           Restricted Securities.  ZZUSA and the ZZUSA Security Holders, by execution of this Agreement and of Exhibit 1.2, acknowledge that all of the TCLN Shares issued by TCLN are restricted securities and none of such securities may be sold or publicly traded except in accordance with the provisions of the Act.

ARTICLE III

Representations and Warranties of TCLN

TCLN represents and warrants to ZZUSA that:

3.1           Organization. TCLN is a corporation duly organized, validly existing and in good standing under the laws of Nevada, has all necessary corporate powers to carry on its business, and is duly qualified to do business and is in good standing in each of the states where its business requires qualification.

3.2           Capital. The authorized capital stock of TCLN currently consists of 300,000,000 shares of $.001 par value common stock, of which 40,400,000 shares are currently outstanding, and, in accordance with Section 1.3, 12,400,000 shares will be outstanding on the Closing Date.  TCLN has no shares of preferred stock authorized and none outstanding. All of TCLN ’s outstanding securities are duly and validly issued, fully paid and non-assessable. There are no outstanding subscriptions, options, rights, warrants, debentures, instruments, convertible securities or other agreements or commitments obligating TCLN to issue any additional shares of its capital stock of any class except as described in Section 1.1 above.

3.3           Subsidiaries. TCLN does not have any subsidiaries or own any interest in any other enterprise.

3.4           Directors and Officers. Gary Pizzacalla is the sole executive officer and director of TCLN .

3.5           Financial Statements. Exhibit 3.5 hereto consists of the audited financial statements of TCLN for the years ended April 30, 2009 and 2008 and the unaudited financial statements of TCLN for the six months ended October 31, 2009 and 2008 (the “TCLN Financial Statements”).  The TCLN Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by TCLN throughout the periods indicated, and fairly present the financial position of TCLN as of the dates of the balance sheets included in the TCLN Financial Statements and the results of operations for the periods indicated.  There are no material omissions or non-disclosures in the TCLN Financial Statements.

3.6           Absence of Changes. Since October 31, 2009, there has not been any material change in the financial condition or operations of TCLN , except as contemplated by this Agreement.

3.7           Absence of Undisclosed Liabilities. As of October 31, 2009, TCLN did not have any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected in the TCLN Financial Statements.

3.8           Tax Returns. Within the times and in the manner prescribed by law, TCLN has filed all federal, state and local tax returns required by law and has paid all taxes, assessments and penalties due and payable.

3.9           Investigation of Financial Condition. Without in any manner reducing or otherwise mitigating the representations contained herein, ZZUSA, its legal counsel and accountants shall have the opportunity to meet with TCLN ’s accountants and attorneys to discuss the financial condition of TCLN .  TCLN shall make available to ZZUSA all books and records of TCLN .

3.10           Intellectual Property Rights. TCLN does not have any patents, trademarks, service marks, trade names, copyrights or other intellectual property rights.

3.11           Compliance with Laws. TCLN has complied with, and is not in violation of, applicable federal, state or local statutes, laws or regulations including federal and state securities laws.

3.12           Litigation. TCLN is not a defendant in any suit, action, arbitration, or legal, administrative or other proceeding, or governmental investigation which is pending or, to the best knowledge of TCLN , threatened against or affecting TCLN or its business, assets or financial condition.  TCLN is not in default with respect to any order, writ, injunction or decree of any federal, state, local or foreign court, department, agency or instrumentality applicable to it.  TCLN is not engaged in any material litigation to recover monies due to it.

3.13           Authority. The sole Director of TCLN has authorized the execution of this Agreement and the transactions contemplated herein, and TCLN has full power and authority to execute, deliver and perform this Agreement, and this Agreement is the legal, valid and binding obligation of TCLN , and is enforceable in accordance with its terms and conditions.

3.14           Ability to Carry Out Obligations. The execution and delivery of this Agreement by TCLN and the performance by TCLN of its obligations hereunder will not cause, constitute or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, instrument, article of incorporation, bylaw or other agreement or instrument to which TCLN is a party, or by which it may be bound, nor will any consents or authorization of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of TCLN , or (c) an event that would result in the creation or imposition of any lien, charge or encumbrance on any asset of TCLN .

3.15           Full Disclosure. None of the representations and warranties made by TCLN herein, or in any exhibit, certificate or memorandum furnished or to be furnished by TCLN or on its behalf, contains or will contain any untrue statement of material fact or omit any material fact the omission of which would be misleading.

3.16           Assets.  TCLN has no assets or liabilities, other than those on the Financial Statements

3.17           Material Contracts.  TCLN has no material contracts.

3.18           Indemnification. TCLN agrees to indemnify, defend and hold ZZUSA harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney fees asserted by third parties against ZZUSA, which arise out of, or result from (i) any breach by TCLN in performing any of its covenants or agreements in this Agreement or in any schedule, certificate, exhibit or other instrument furnished or to be furnished by TCLN under this Agreement,  (ii) a failure of any representation or warranty in this Article III, or (iii) any untrue statement made by TCLN in this Agreement.

3.19           Bulletin Board Trading Status. TCLN shall be in compliance with all requirements for, and its common stock shall continue to be quoted on, the Electronic Bulletin Board on the Closing Date, such that the common stock of TCLN may continue to be so quoted without interruption following the Closing Date.

ARTICLE IV

Covenants Prior to the Closing Date

4.1           Investigative Rights. Prior to the Closing Date, each party shall provide to the other party, and such other party’s counsel, accountants, auditors and other authorized representatives, full access during normal business hours and upon reasonable advance written notice to all of each party’s properties, books, contracts, commitments and records for the purpose of examining the same.  Each party shall furnish the other party with all information concerning each party’s affairs as the other party may reasonably request.  If during the investigative period one party learns that a representation of the other party was not accurate, no such claim may be asserted by the party so learning that a representation of the other party was not accurate.

4.2           Conduct of Business. Prior to the Closing Date, each party shall conduct its business in the normal course and shall not sell, pledge or assign any assets without the prior written approval of the other party, except in the normal course of business.  Neither party shall amend its Articles of Incorporation or Bylaws (except as may be described in this Agreement), declare dividends, redeem or sell stock or other securities.  Neither party shall enter into negotiations with any third party or complete any transaction with a third party involving the sale of any of its assets or the exchange of any of its common stock.

4.3           Confidential Information.  Each party will treat all non-public, confidential and trade secret information received from the other party as confidential, and such party shall not disclose or use such information in a manner contrary to the purposes of this Agreement.  Moreover, all such information shall be returned to the other party in the event this Agreement is terminated.

4.4           Notice of Non-Compliance.  Each party shall give prompt notice to the other party of any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any respect or the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

ARTICLE V

Conditions Precedent to TCLN ’s Performance

5.1           Conditions. TCLN ’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article V.  TCLN may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by TCLN of any other condition of or any of TCLN ’s other rights or remedies, at law or in equity, if ZZUSA shall be in default of any of its representations, warranties or covenants under this Agreement.

5.2           Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by ZZUSA in this Agreement or in any written statement that shall be delivered to TCLN by ZZUSA under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

5.3           Performance. ZZUSA shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

5.4           Absence of Litigation. No action, suit or proceeding, including injunctive actions, before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against ZZUSA on or before the Closing Date.

5.5           Officer’s Certificate. ZZUSA shall have delivered to TCLN a certificate dated the Closing Date signed by the Chief Executive Officer of ZZUSA certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article II are true and correct as of the Closing Date.

ARTICLE VI

Conditions Precedent to ZZUSA’s Performance

6.1           Conditions. ZZUSA’s obligations hereunder shall be subject to the satisfaction at or before the Closing Date of all the conditions set forth in this Article VI. ZZUSA may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by ZZUSA of any other condition of or any of ZZUSA’s rights or remedies, at law or in equity, if TCLN shall be in default of any of its representations, warranties or covenants under this Agreement.

6.2           Accuracy of Representations. Except as otherwise permitted by this Agreement, all representations and warranties by TCLN in this Agreement or in any written statement that shall be delivered to ZZUSA by TCLN under this Agreement shall be true and accurate on and as of the Closing Date as though made at that time.

6.3           Performance. TCLN shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

6.4           Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this Agreement or to its consummation, shall have been instituted or threatened against TCLN on or before the Closing Date.

6.5           Officer’s Certificate. TCLN shall have delivered to ZZUSA a certificate dated the Closing Date signed by the Chief Executive Officer of TCLN certifying that each of the conditions specified in this Article has been fulfilled and that all of the representations set forth in Article III are true and correct as of the Closing Date.

6.6           Payment of Liabilities. On or before the Closing Date, TCLN shall have paid all outstanding obligations and liabilities of TCLN through the Closing Date, including obligations created subsequent to the execution of this Agreement.

6.7           Director of TCLN . On the Closing Date, the sole Director of TCLN shall resign and elect as directors the ZZUSA directors as set forth in Section 2.4.

6.8           Officers of TCLN . On the Closing Date, the newly constituted Board of Directors of TCLN shall elect the officers of ZZUSA as set forth in Section 2.4 and TCLN ’s existing executive officer shall resign.

6.9           Cancellation of TCLN Common Stock. On the Closing Date, ZZUSA shall cancel the 28,000,000 shares of common stock returned by certain stockholders of TCLN pursuant to Section 1.4.

ARTICLE VII

Closing

7.1           Closing. The closing of this Agreement shall be held at the offices of Tarter Krinsky & Drogin LLP at any mutually agreeable time and date prior to February 1, 2010, unless extended by mutual agreement.  At the closing:

(a)
ZZUSA shall deliver to TCLN (i) copies of Exhibit 1.2 executed by all of the ZZUSA Security Holders, (ii) a schedule representing all of the outstanding ZZUSA Shares duly endorsed to TCLN , (iii) the officer’s certificate described in Section 5.5, and (iv) signed minutes of its directors approving this Agreement; and

(b)
TCLN shall deliver to the ZZUSA Security Holders (i) certificates representing an aggregate of 25,000,000 shares of TCLN ’s common stock pursuant to the computations set forth in Exhibit 1.1 hereto, (ii) the officer’s certificate described in Section 6.5, (iii) signed minutes of its sole director approving this Agreement, and (iv) resignations of its sole executive officer and director pursuant to Sections 6.7 and 6.8.

ARTICLE VIII

Covenants Subsequent to the Closing Date

Registration and Listing. Following the Closing Date, TCLN shall use its best efforts to continue TCLN ’s common stock quotation on the Electronic Bulletin Board

  ARTICLE IX

Miscellaneous

9.1           Captions and Headings. The Article and Section headings throughout this Agreement are for convenience and reference only and shall not define, limit or add to the meaning of any provision of this Agreement.

9.2           No Oral Change. This Agreement and any provision hereof may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any such waiver, change, modification or discharge is sought.

9.3           Non-Waiver. The failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants or conditions.  No waiver by any party of one breach by another party shall be construed as a waiver with respect to any other subsequent breach.

9.4           Time of Essence. Time is of the essence of this Agreement and of each and every provision hereof.

9.5           Entire Agreement. This Agreement contains the entire Agreement and understanding between the parties hereto and supersedes all prior agreements and understandings.

9.6           Choice of Law. This Agreement and its application shall be governed by the laws of the state of Nevada.

9.7           Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.8           Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

TCLN :                               Techs Loanstar, Inc.
112 North Curry Street
Carson City, Nevada  89703
Attn:  Gary Pizzacalla, Chief Executive Officer

ZZUSA:                             ZenZuu USA, Inc.
319 Clematis Street, Suite 703
West Palm Beach, FL.  33401
Attn:  Henry Fong, Chief Executive Officer

9.9           Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement.

9.10           Mutual Cooperation. The parties hereto shall cooperate with each other to achieve the purpose of this Agreement and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transaction described herein.

9.11           Announcements.  The parties will consult and cooperate with each other as to the timing and content of any public announcements regarding this Agreement.

9.12           Expenses. Each party will bear their own expenses, including any broker’s or finder’s fees and the expenses of their representatives, if any, and legal fees incurred at any time in connection with this Agreement, excepting that the ZZUSA will pay attorneys’ fees of TCLN in the agreed amount of $15,000.

9.13           Survival of Representations and Warranties. The representations, warranties, covenants and agreements of the parties set forth in this Agreement or in any instrument, certificate, opinion or other writing providing for in it, shall survive the Closing Date.

9.14           Exhibits. As of the execution hereof, the parties have provided each other with the exhibits described herein.  Any material changes to the exhibits shall be immediately disclosed to the other party.

9.15           Termination, Amendment and Waiver.

(a)           Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(1)           By mutual written consent of ZZUSA and TCLN ;

(2)           By either ZZUSA or TCLN ;

(i)
If any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)	If the transaction shall not have been consummated on or before February 1, 2010.

(3)           By ZZUSA, if TCLN breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement; and

(4)           By TCLN , if ZZUSA breaches any of its representations or warranties hereof or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement.

(b)           Effect of Termination.  In the event of termination of this Agreement by either TCLN or ZZUSA, as provided herein, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of ZZUSA or TCLN .

(c)           Extension; Waiver.  At any time prior to the Closing Date, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligation of the other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or waive compliance with any of the agreements or conditions contained herein.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

(d)           Procedure for Termination, Amendment, Extension or Waiver.  A termination of this Agreement, an amendment of this Agreement or an extension or waiver shall, in order to be effective, require in the case of ZZUSA or TCLN , action by its respective Board of Directors.

In witness whereof, the parties have executed this Agreement Concerning the Exchange of Securities on the date indicated above.

TCLN TECHS LOANSTAR, INC.	ZENZUU USA, INC.

By: /S/ GARY PIZZACALLA	By: /S/ HENRY FONG
Gary Pizzacalla Chief Executive Officer	Henry Fong Chief Executive Officer